Exhibit 10.007

SECOND AMENDMENT TO TEN-YEAR INDUSTRIAL NET LEASE AGREEMENT

(Building No. 2)

This Second Amendment to Office Lease (“Amendment”) is entered into, and dated for reference purposes, as of April 30, 2003 (the “Execution Date”) by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (herein referred to as “Metropolitan” or “Landlord”), as Landlord, and CYGNUS, INC., a Delaware corporation (herein referred to as “Cygnus” or “Tenant”), with reference to the following facts:

RECITALS

A.                                   Landlord and Tenant are parties to that certain lease comprised of the following:  that certain written Ten-Year Industrial Net Lease Agreement (Building No. 2) dated September 27, 1988 entered into by Landlord’s predecessor in interest (Seaport Centre Venture Phase I, a California general partnership, herein, the “Venture”) and Tenant’s predecessor in interest as Tenant (Cygnus Research Corporation, a California corporation), for certain premises of approximately 37,856 square feet of space in Building 2 of Phase I (“Premises”), whose current street address remains 400 Penobscot Drive, Redwood City, California, all as more particularly described therein, which Original Lease included Rider No. 1 To Seaport Centre Standard Lease and Exhibits A, A-1& B (the “Original Lease”), as amended by that certain First Amendment to Ten-Year Industrial Net Lease Agreement (Building No. 2) dated as of June 9, 1998 entered into by Landlord and Tenant (the “First Amendment”) (the Original Lease, as amended by the First Amendment, is referred to as the “Existing Lease”).

B.                                     Landlord and Tenant now desire to modify the term of the Lease, base rent for the modified term, security deposit, option to extend and other provisions of the Existing Lease, all as more particularly provided herein.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                            Scope of Amendment; Defined Terms; Premises.  Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect.  Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control.  The term “Existing Lease” defined above shall refer to the Existing Lease as it existed before giving effect to the modifications set forth in this Amendment and the term “Lease” as used herein and in the Existing Lease shall refer to the Existing Lease as modified by this Amendment.  This Amendment shall be construed to be a part of the Lease and shall be deemed incorporated in the Lease by this reference.  All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise.  The term “Landlord” as used herein shall have the same meaning as and may be used interchangeably with the term “Lessor” in the Lease, and the term “Tenant” as used herein shall have the same meaning as and may be used interchangeably with the term “Lessee” in the Lease.

Section 2.                                            Modification and Extension of Term.  Landlord and Tenant acknowledge and agree that, before giving effect to this Amendment, pursuant to the Existing Lease, the Expiration Date of the Term (also referred to as the “Extended Term” in Section 3 of the First Amendment) of the Existing Lease is December 10, 2003.  Notwithstanding any provision of the Existing Lease to the contrary, including, without limitation, Section 3 of the First Amendment, the Expiration Date of the Term of the Existing Lease shall be April 30, 2003 instead of December 10, 2003, and then this Lease for the Premises shall continue for a term of six (6) years (the “Modified Term”) beginning at 12:00 A.M. local time at the Building on May 1, 2003 (the “Modified Term Commencement Date”) and expiring at 11:59 P.M. local time on April 30, 2009 (hereafter, the “Expiration Date” with respect to the Modified Term), unless sooner terminated pursuant to the terms of the Lease.  Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of the Term, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension, and any such provisions, options or rights for renewal or extension provided in the Existing Lease (including, without limitation, Section 13 of the First Amendment) are hereby deleted as of the Execution Date, and that any extension beyond the Modified Term is governed by the Option to Extend set forth in Section 10 below.

Section 3.                                            Premises Leased “AS-IS”; Tenant Work.

(a)                                  As-Is.  Notwithstanding any provision of the Lease to the contrary, Tenant acknowledges and agrees that (i) Tenant occupies the Premises and has investigated their condition to the extent Tenant desires to do so; (ii) Tenant hereby agrees that this Lease is of the Premises in its “AS IS” condition; (iii) no representation regarding the condition of the Premises or the Building has been made by or on behalf of Landlord; and (iv) Landlord has no obligation to remodel or to make any repairs (except as otherwise provided for in the Lease), alterations or improvements to the Premises or the Building in connection with this Amendment or provide Tenant any allowance for any work by Tenant.

(b)                                 Tenant Work Generally.  Landlord and Tenant acknowledge and agree that notwithstanding any provisions of the Lease to the contrary:  (i) Tenant may desire to do certain repainting, recarpeting, remodeling, repair, improvement or alteration in connection with this Amendment, which for purposes of this Lease is referred to as the Tenant Work; (ii) all Tenant Work, if any, shall be done as alterations, additions or improvements of the Premises or any part thereof within the meaning of Paragraph 11 of the Lease (“Tenant Alterations”), subject to and in compliance with all conditions and provisions of the Lease applicable to Tenant Alterations, except as otherwise expressly provided herein; (iii) such work, including all design, plan review, obtaining all approvals and permits, and construction shall be at Tenant’s sole cost and expense; and (iv) in connection with any Tenant Work, Tenant shall pay Landlord a construction administration fee not to exceed two percent (2%) of the total amount of any and all construction contracts for such work.

Section 4.                                            Monthly Base Rent for Modified Term Commencing Upon Modified Term Commencement Date.  Notwithstanding any provision of the Lease to the contrary, the amount of monthly base rent due and payable by Tenant for the Premises, accruing on and after the Modified Term Commencement Date and monthly thereafter for the Modified Term shall be as follows:

Period from/through	Monthly Total	Monthly Rate/Square Foot

Month 01 – Month 08	$68,140.80	$1.80
Month 09 – Month 24	$70,033.60	$1.85
Month 25 – Month 36	$71,926.40	$1.90
Month 37 – Month 48	$73,819.20	$1.95
Month 49 – Month 60	$75,712.00	$2.00
Month 61 – Month 72	$77,604.80	$2.05

Section 5.                                            Tenant’s Share of Operating Expenses.  Notwithstanding any provision of the Lease to the contrary, during the Modified Term (and any extension thereof) in addition to the base rent payable by Tenant, Tenant shall pay Tenant’s proportionate share of all operating expenses as set forth in Section 6 of the First Amendment.

Section 6.                                            Utilities.  Notwithstanding any provision of the Lease to the contrary, excluding all utilities separately billed or metered to Tenant which shall be paid for solely and separately by Tenant, during the Modified Term in addition to the base rent and operating expenses payable by Tenant, Tenant shall pay Tenant’s proportionate share of all utilities expenses as allocated and paid in the same proportionate share as set forth in Section 7 of the First Amendment.

Section 7.                                            Security Deposit.  Notwithstanding any provision to the contrary in either Paragraph 6 of the Original Lease or Section 8 of the First Amendment, Landlord and Tenant acknowledge and agree that:  (a) immediately prior to the Execution Date, there was no separate amount held by Landlord under the Existing Lease as a security deposit, but Tenant and Landlord had agreed pursuant to Section 8 of the First Amendment that the amount of Thirty Thousand Five Hundred Sixty-two Dollars ($30,562.00) held by Landlord under the Related Lease (as defined in the Existing Lease) would also be held as, and be available as, the security deposit under the Existing Lease; (b) upon Landlord’s receipt of Seventy-seven Thousand Six Hundred Five Dollars ($77,605.00) required by Subsection (c) below as the new security deposit under this Lease, Section 8 of the First Amendment is deleted and such Thirty Thousand Five Hundred and Sixty-two Dollars ($30,562.00) shall cease to be held as, or to be available as, a security deposit under this Lease, and shall continue to be held by Landlord only as a security deposit pursuant to the Related Lease; (c) concurrently with execution of this Amendment, Tenant shall deposit with Landlord Seventy-seven Thousand Six Hundred Five Dollars ($77,605.00) in cash which shall be the total security deposit to be held by Landlord as the security deposit applicable only to this Lease pursuant to the terms of Paragraph 6 of the Original Lease, and the first two sentences of Paragraph 6 of the Original Lease are hereby deleted; and (d) except as modified above, the provisions of such Paragraph 6 shall continue to apply.

Section 8.                                            Parking.  Notwithstanding any provision of the Existing Lease to the contrary, Landlord and Tenant acknowledge and agree that during the Modified Term Section 9 of the First Amendment is deleted and the aggregate number of parking spaces provided for Tenant’s use pursuant to Paragraph 30 of the Existing Lease shall be one hundred and twenty-five (125) parking spaces, all of which shall be undesignated/unreserved spaces, except for up to five (5) of such spaces which Tenant may mark as reserved for Tenant’s visitors.

Section 9.                                            Removal of Tenant Alterations.  Upon the expiration or earlier termination of the Term of the Lease, including the Modified Term and any extension thereof provided for in this Amendment, Tenant shall not be required to remove any of the alterations, additions or improvements to or of the Premises or any part thereof by Tenant for Tenant’s initial occupancy under the Lease or made thereafter and still existing as of the date of this Amendment, provided that such alterations, additions or improvements were made in accordance with the applicable provisions of the Lease, as amended.  Landlord and Tenant acknowledge and agree that hereafter, all alterations, additions or improvements of the Premises or any part thereof within the meaning of Paragraph 11 of the Lease (“Tenant Alterations”, as used in Section 3(b) of this Amendment), including Tenant Work, if any, as used in Section 3(b) of this Amendment, shall be subject to and in compliance with all conditions and provisions of the Lease applicable to Tenant Alterations, including the procedure set forth in the third paragraph of Paragraph 11 of the Lease to identify those Tenant Alterations which Tenant desires to remove at the end of the Lease Term and those which Landlord will require Tenant to remove.

Section 10.                                      Option to Extend.

(a)                                  Landlord hereby grants Tenant a single option to extend the Modified Term of the Lease for an additional period of five (5) years (such period may be referred to as the “Option Term”), as to the entire Premises as it may then exist, upon and subject to the terms and conditions of this Section (the “Option To Extend”), and provided that at the time of exercise of such right:  (i) Tenant must be in occupancy of the entire Premises; and (ii) there has been no material adverse change in Tenant’s financial position from such position as of the date of execution of the Lease, as certified by Tenant’s independent certified public accountants, and as supported by Tenant’s certified financial statements, copies of which shall be delivered to Landlord with Tenant’s written notice exercising its right hereunder.

(b)                                 Tenant’s election (the “Election Notice”) to exercise the Option To Extend must be given to Landlord in writing no earlier than the date which is twelve (12) months before the Expiration Date and no later than the date which is nine (9) months prior to the Expiration Date.  If Tenant either fails or elects not to exercise its Option to Extend by not timely giving its Election Notice, then the Option to Extend shall be null and void.

(c)                                  The Option Term shall commence immediately after the expiration of the Modified Term of the Lease.  Tenant’s leasing of the Premises during the Option Term shall be upon and subject to the same terms and conditions contained in the Lease except that (i) the monthly base rent, plus payment of Tenant’s proportionate share of Operating Expenses and Utilities charges pursuant to the Lease (in addition to all expenses paid directly by Tenant to the utility or service provider, which direct payments shall continue to be Tenant’s obligation) shall be amended to equal the “Option Term Rent”, defined and determined in the manner set forth in the immediately following Subsection; (ii) the Security Deposit provisions shall remain as provided in the Lease; (iii) Tenant shall accept the Premises in its “AS-IS” condition without any obligation of Landlord to repaint, remodel, repair (except as otherwise provided for in the Lease), improve or alter the Premises or to provide Tenant any allowance therefor; and (iv) there shall be no further option or right to extend the term of the Lease.  If Tenant timely and properly exercises the Option To Extend, references in the Lease to the Term shall be deemed to mean the Modified Term as extended by the Option Term unless the context clearly requires otherwise.

(d)                                 The Option Term Rent shall mean the greater of (i) the monthly base rent payable by Tenant under this Lease calculated at the rate applicable for the last full month of the Modified Term, plus payment of Tenant’s proportionate share of Operating Expenses and Utilities charges pursuant to the Lease (in addition to all expenses paid directly by Tenant to the utility or service provider, which direct payments shall continue to be Tenant’s obligation) (collectively, “Preceding Rent”) or (ii) the “Prevailing Market Rent”.  As used herein Prevailing Market Rent shall mean the rent and all other monetary payments, escalations and triple net payables by Tenant, including consumer price increases, that Landlord could obtain from a third party desiring to lease the Premises for a term equal to the Option Term and commencing when the Option Term is to commence under market leasing conditions, and taking into account the following:  the size, location and floor levels of the Premises; the type and quality of tenant improvements; age and location of the Project; quality of construction of the Project; services to be provided by Landlord or by tenant; the rent, all other monetary payments and escalations obtainable for new leases of space comparable to the Premises in the Project and in comparable buildings in the mid-Peninsula area, and other factors that would be relevant to such a third party in determining what such party would be willing to pay therefor.  The determination of Prevailing Market Rent based upon the foregoing criteria shall be made by Landlord, in the good faith exercise of Landlord’s business judgment.  Within thirty (30) days after Tenant’s exercise of the Option To Extend, Landlord shall notify Tenant of Landlord’s determination of Option Term Rent for the Premises.  If Landlord’s determination of Prevailing Market Rent is greater than the Preceding Rent, and if Tenant, in Tenant’s sole discretion, disagrees with the amount of Prevailing Market Rent determined by Landlord, Tenant may elect to revoke and rescind the exercise of the option by giving written notice thereof to Landlord within forty-five (45) days after notice of Landlord’s determination of Prevailing Market Rent.

(e)           This Option to Extend is personal to Cygnus and to any assignee of the Lease which is an Affiliate (defined below) and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any other person or entity.  For purposes of this Section, “Affiliate” means (i) any subsidiary, affiliate or division controlled by Tenant; (ii) a successor corporation related to Tenant through merger, consolidation or non-bankruptcy reorganization; or (iii) a purchaser of substantially all of Tenant’s assets, in each case of (i), (ii) and (iii) which also must satisfy the requirements described in the paragraph immediately following Paragraph 15(d) of the Lease.

(f)                                    Upon the occurrence of any of the following events, Landlord shall have the option, exercisable at any time prior to commencement of the Option Term, to terminate all of the provisions of this Section with respect to the Option to Extend, with the effect of canceling and voiding any prior or subsequent exercise so this Option to Extend is of no force or effect:

(i)   Tenant’s failure to timely exercise the Option to Extend in accordance with the provisions of this Section.

(ii)  The existence at the time Tenant exercises the Option to Extend or at the commencement of the Option Term of any default beyond any applicable notice and grace period.

(g)                                 Without limiting the generality of any provision of the Lease, time shall be of the essence with respect to all of the provisions of this Section.

Section 11.  Current Addresses for Notice.  The current addresses for notices permitted or required under the Lease (as amended in Section 14 of the First Amendment and hereby) to be sent to Landlord or Tenant respectively are, until further written notice from a party of its new address, as follows:

Notices to Landlord shall be addressed:

Metropolitan Life Insurance Company

c/o Seaport Centre Project Manager

701 Chesapeake Drive

Redwood City, CA 94063

with copies to the following:

Metropolitan Life Insurance Company

400 South El Camino Real, Suite 800

San Mateo, CA  94402

Attention:  Director, Equity Investments

Notices to Tenant shall be addressed as follows:

Cygnus, Inc.

400 Penobscot Drive

Redwood City, CA 94063

Attention:  Mr. John C Hodgman, Chairman, President and CEO

Section 12.  Time of Essence.  Without limiting the generality of any other provision of the Lease, time is of the essence to each and every term and condition of this Amendment.

Section 13.  Brokers.  Tenant represents that in connection with this Amendment it is represented by Tory Corporate Real Estate Advisors, Inc., doing business as The Staubach Company (“Tenant’s Broker”) and, except for Tenant’s Broker and Landlord’s Broker (defined below), Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment.  Tenant hereby indemnifies and agrees to protect, defend and hold Landlord and Landlord’s Broker harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys’ fees and expenses) by any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, Tenant with respect to the subject matter of this Amendment, except for Landlord’s Broker and except for a commission payable to Tenant’s Broker to the extent provided for in a separate written agreement between Tenant’s Broker and Landlord’s Broker (defined below).  Landlord represents that in connection with this Amendment it is represented by Cornish and Carey (“Landlord’s Broker”) and, except for Landlord’s Broker and Tenant’s Broker, Landlord has not dealt with any real estate broker, sales person, or finder in connection with the subject matter of this Amendment.  Tenant is not obligated to pay or fund any amount to Landlord’s Broker, and Landlord hereby agrees to pay such commission, if any, to which Landlord’s Broker is entitled in connection with the subject matter of this Amendment pursuant to Landlord’s separate written agreement with Landlord’s Broker.  Landlord hereby indemnifies and agrees to protect, defend and hold Tenant harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys’ fees and expenses) by any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of Landlord with respect to the transaction contemplated by this Amendment.  The provisions of this Section shall survive the expiration or earlier termination of the Amendment or the Lease.

Section 14.  Attorneys’ Fees.  Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment.  In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys’ fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys’ fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

Section 15.  Effect of Headings; Recitals: Exhibits.  The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment.  Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein.  Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

Section 16.  Entire Agreement; Amendment.  The Lease as amended by this Amendment constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in the Lease as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

Section 17.  Authority.  Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party.  Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

Section 18.  Counterparts.  This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment.  Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:	CYGNUS, INC
a Delaware corporation

	By:	/s/ John C Hodgman

John C Hodgman

Chairman, President and CEO

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

	By:	/s/ Joel R. Redmon

Joel R. Redmon

Director